Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution

     DALLAS, TEXAS, May 20, 2004—Dominion Resources Black Warrior Trust today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.806399 per unit. The distribution will be payable June 9, 2004 to unitholders of record on June 1, 2004, according to the Trustee, Bank of America, N.A.

     This distribution represents the quarterly royalty payment from Dominion Black Warrior Basin, Inc. (DBWB) reflecting production from January 1, 2004 to March 31, 2004. DBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 1.2 billion cubic feet during this period. Prices for the quarter to the trust averaged $5.71 per mcf.

     Dominion Black Warrior Basin, Inc. has notified the trustee of the termination of the Gas Purchase Agreement as of February 1, 2004 with El Paso Merchant Energy, L.P. At this time, DBWB is actively seeking a long-term replacement gas purchase contract with a prospective purchaser. Until then, DBWB will sell Trust acreage gas production into the spot market on index related price terms.

     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by DBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust formed by Dominion Resources, Inc., the indirect parent company of DBWB, and is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

     The 2003 Annual Report/10-K is now available. To obtain a copy of the report, and for more information on Dominion Resources Black Warrior Trust, please visit our website at www.dom-dominionblackwarriortrust.com.

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Contact:
Ron E. Hooper, Senior Vice President Bank of America, N.A., Trustee (800) 365-6548